EXHIBIT 10.6

PROMISSORY NOTE

$60,000

Inver Grove Heights, Minnesota

December 11, 2002

FOR VALUE RECEIVED, MedicalCV, Inc., a Minnesota corporation (“Maker”), promises to pay to the order of Allan R. Seck (“Lender”), at 9408 Olympia Drive, Eden Prairie, Minnesota, 55347, any other place subsequently designated in writing by the holder hereof, the principal sum of SIXTY THOUSAND DOLLARS ($60,000) together with interest on the unpaid principal balance from the date hereof at a fixed rate per annum of six percent (6%) (computed on the basis of actual days elapsed in a year of 360 days).

THE ENTIRE UNPAID PRINCIPAL BALANCE OF THIS NOTE, PLUS ALL ACCRUED INTEREST HEREON, SHALL BE DUE AND PAYABLE IN FULL UPON FOURTEEN DAYS AFTER THE DATE HEREOF.

Maker may prepay this Note in whole or in part without premium or penalty.  Payments on this Note shall first be applied to accrued interest and thereafter in reduction of principal.

Maker hereby waives demand, presentment for payment, notice of non-payment, protest and notice of protest hereon, agrees that when or at any time after this Note becomes due, the holder hereof may offset or charge this Note against any account maintained by Maker with the holder hereof, and agrees to pay, in the event of a default hereon, all costs of collection, including reasonable attorneys’ fees, whether or not suit is commenced.

This Note shall be governed by, interpreted, construed and enforced in accordance with the internal laws of the State of Minnesota.

MAKER:	MedicalCV, Inc., a Minnesota corporation

	By	/s/ Blair P. Mowery
Blair P. Mowery President and Chief Executive Officer